Exhibit 99.1

magicJack Combined Q4 2011 and Q1 2012 One-time Revenue Net
Adjustments Positive $500k

magicJack Board ratifies hiring Andrew MacInnes as President

West Palm Beach, FL, and Netanya, Israel – February 28, 2012 - magicJack VocalTec, Ltd. (Nasdaq: CALL) (“the Company”), a cloud communications leader that invented voice over IP (VoIP) and sold over eight million magicJacks®, today announced that its Board of Directors has approved the hiring of Andrew MacInnes as President of the Company. magicJack also announced it will host an investor conference call on Tuesday, February 28, 2012, at 2:30 p.m. ET. magicJack’s previously announced estimates for Q4 2012 have not changed. Audited full-year 2011 results (10K) are expected to be filed with the U.S. Securities and Exchange Commission (SEC) the week of March 12, 2012. The company will also participate in the upcoming Oppenheimer Cloud Computing/Services Conference (details below).

Upon the announcement, MacInnes said, “magicJack may have the greatest potential for growth and value appreciation of any Company I have seen in my twenty years of working with private and public companies. I will work with Dan to help others understand our perception of the value of the Company and how we will build and grow the Company."

In the Q4 2011 and Q1 2012 quarters combined, the net impact of one-time gains and losses to income are relatively modest if adjustments don't change. The combined net gain to revenue is approximately $500,000. These numbers will be reflected in the GAAP results for these two periods. As a result of these adjustments, the GAAP revenue numbers for Q1 2012 may be over $37 million and GAAP earnings per share (EPS) may be over 26 cents per share, unless any new one-time adjustments are recorded in Q1. The Company may give further updates.

In Q1 2012, the Company now expects a large gain to revenue and income of approximately $3.2 million based upon the implementation of pre-paid billing rules in this period.

In our Q4 2011 results, we expect one-time downward adjustments to revenue and income of approximately $2.7 million for access charge collection and provisions to reserves. The Company in 2011 had less than 4 percent of revenues attributed to these billings. Fortunately, the Company expects to collect a much greater percentage of these billings in the future, albeit at lower tariff rates. These expectations are based on Federal Communications Commission (“FCC”) access charge reforms that were announced on November 18, 2011, and became effective at the beginning of 2012.

In Q4 2011, the Company ironically will have a one-time charge to income, instead of a gain, for the successful repurchase of our preferred or mezzanine-like securities at a premium to the estimated redemption value reflected in our financial statements of $955,000, based upon a repurchase price of $15.35 per common share, considerably below the current price of our common shares today. This is ironic because the share repurchase may contribute to increased positive EPS in the future. Finally, Q4 results will include a non-cash charge of approximately $500,000 for the write down of certain chips and components in inventory and a one-time gain of $766,000 for the successful settlement of certain litigation.

Investor Conference Call

magicJack will host a conference call for investors on Tuesday, February 28, 2012, at 2:30 p.m. ET. We will take a limited set of questions and encourage interested parties to email their questions beforehand to IR@magicJack.com. Conference call details are as follows:

U.S. Toll Free:	1.866.730.5771
International Direct:	+1.857.350.1595
Passcode:	523 806 90
Global Access Numbers:	http://www.btconferencing.com/globalaccess/?bid=75_public

Upcoming Investor Conference

Members of the Company’s senior management will be participating in the Oppenheimer Cloud Computing/Services 1-on-1 Conference, taking place March 6, 2012, at Oppenheimer's 300 Madison Avenue Offices in New York City.

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements about our projected revenues, cash flows, strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things: changes to our business resulting from increased competition; any operational or cultural difficulties associated with the integration of the businesses of VocalTec and YMax; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; unexpected costs, charges or expenses resulting from the merger; the ability of the combined Company to achieve the estimated potential synergies or the longer time it may take, and increased costs required, to achieve those synergies; our ability to develop, introduce and market innovative products, services and applications; our customer turnover rate and our customer acceptance rate; changes in general economic, business, political and regulatory conditions; availability and costs associated with operating our network; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies; the degree of legal protection afforded to our products; changes in the composition or restructuring of us or our subsidiaries and the successful completion of acquisitions, divestitures and joint venture activities; and the various other factors discussed in the “Risk Factors” section of the Forms 6-K and 20-F filed with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

magicJack® is a registered trademark of magicJack VocalTec Ltd. All other product or company names mentioned are the property of their respective owners.

About magicJack VocalTec Ltd.

magicJack VocalTec Ltd. (Nasdaq: CALL), the inventor of VoIP including the softphone and magicJack, has the goal of becoming the leading international provider of global voice over many platforms. The Company has achieved sales of over eight million of the easy-to-use, award-winning magicJack since the device’s launch in 2008, and has the use of over 30 patents, some dating to when the Company invented VoIP. It is the largest reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and certification in number of states, and the network has historically had uptime of over 99.99 percent.

Contact:
Investor Relations
Andrew MacInnes, President
561-771-2255
ir@magicJack.com

Media Relations
Kari Hernandez, INK Public Relations for magicJack
512-382-8982
magicjack@ink-pr.com